SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of December 31, 2010 (this “Agreement”), is by and between Ener1, Inc., a Florida corporation (the “Company”), and each of the purchasers whose names are set forth on Exhibit A attached hereto (each, a “Purchaser” and, collectively, the “Purchasers”).

In consideration of the mutual covenants made herein, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SECURITIES

1.1          Purchase and Sale of Securities.

(a)           On the terms and subject to the conditions contained in this Agreement, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly with the other Purchasers, agrees to purchase from the Company, (i) a senior unsecured note in the principal amount set forth opposite such Purchaser’s name on Exhibit A, in substantially the form attached hereto as Exhibit B (each, a “Note” and, collectively with the other notes issued hereunder, the “Notes”), (ii) a five-year warrant substantially in the form attached hereto as Exhibit C exercisable into the number of shares (the “Warrant Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth opposite such Purchaser’s name on Exhibit A at an exercise price of $4.68 per Warrant Share (subject to adjustment as provided therein) (each, a “Warrant” and, collectively with the other warrants issued hereunder, the “Warrants”) and (iii) the number of shares of Common Stock set forth opposite such Purchaser’s name on Exhibit A (the “Shares” and together with the Notes and the Warrants, the “Securities”). The purchase price to be paid by a Purchaser for the Securities (the “Purchase Price”) shall be equal to the principal amount of the Note being purchased by such Purchaser.

(b)           The Purchasers and the Company agree that the Notes, the Warrants and the Shares (if any) constitute an “investment unit” for purposes of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Purchasers and the Company agree that the allocation of the issue price of such investment unit between the Notes and the Warrants in accordance with Section 1273(c)(2) of the Code and Treasury Regulation Section 1.1273-2(h) shall be an aggregate amount of $2,850,000 allocated to the Warrants, $1,375,000 allocated to the Shares and the balance of the Purchase Price allocated to the Notes, and neither the Purchasers nor the Company shall take any position inconsistent with such allocation in any tax return or in any judicial or administrative proceeding in respect of taxes.

(c)           The offer and sale of the Shares (if any) and the Warrants is being made pursuant to a currently effective shelf registration statement on Form S-3 (File No. 333-170470) (the “Registration Statement”), on which at least $100,000,000 of securities are registered and available for sale by the Company as of the date hereof, which registration statement has been declared effective in accordance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), by the United States Securities and Exchange Commission (the “Commission”).

(d)           The offer and sale of the Notes is being made, and in the event that the Company wishes to exercise its right to deliver shares of Common Stock in satisfaction of amounts payable under the Notes (the “Stock Amortization Shares”), such delivery shall be made, in each case in accordance with and in reliance on the exemption from securities registration afforded by Section 4(2) of the Securities Act, including Regulation D (“Regulation D”).

(e)           Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to Registrable Securities (as defined in the Registration Rights Agreement) under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

(f)           Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article 4, the closing of the purchase of the Securities (the “Closing”) shall take place on or before January 15, 2010 (the “Closing Date”) at such place as the parties may agree, provided, that all of the conditions set forth in Article 4 hereof have been satisfied or waived.  On the terms and subject to the conditions contained in this Agreement, at the Closing (x) the Company shall issue and deliver or cause to be delivered to each Purchaser, (i) a Note, (ii) a Warrant and (iii) Shares, in each case as set forth opposite the name of such Purchaser on Exhibit A hereto, and (y) each Purchaser shall deliver to the Company, by wire transfer of immediately available funds, the Purchase Price set forth opposite such Purchaser’s name on Exhibit A hereto.

(g)           Post-Closing; Control Agreement.  The Company covenants and agrees that 26.38% of the Purchase Price (the “Purchase Price Holdback Amount”) payable by each Purchaser is to be deposited into a blocked account (the “Account”) subject to a Control Agreement (as defined below) to secure the first two installment payments under the Notes. The parties hereto shall use their reasonable best efforts to cause and facilitate the execution and delivery of an account control agreement (the “Control Agreement”) by the Company, Liberty Harbor Special Investments, LLC (the “Account Agent”) and Citibank (or such other bank mutually acceptable to the Company and the Account Agent) (the “Account Bank”) that is reasonably satisfactory in form and substance to the parties hereto as soon as practicable after the date hereof but in no event later than ten (10) Business Days after the Closing Date. Without limiting the generality of the foregoing, it is understood and agreed that the Control Agreement shall provide that (i) the Account Bank will comply with all instructions originated by the Account Agent without further consent by the Company, (ii) during the Account Period, the Account Bank will not permit the withdrawal or other disposition of any funds in the Account by the Company without the Account Agent’s prior written consent, (iii) the Account Bank waives any offset rights it may have against the funds in the Account and (iv) the Company has granted to the Account Agent for the benefit of the Purchasers a security interest in the Account and all assets and other property therein with respect to the first two installment payments under the Notes.  The Company shall deposit the Purchase Price Holdback Amount in immediately available funds into the Account no later than one (1) Business Day after the execution and delivery of the Control Agreement and no funds shall be released from the Account other than for the installment payments under the Notes until such date that the registration statement covering the resale of all of the Amortization Shares as contemplated under the Registration Rights Agreement has been declared effective (the “Account Period”).  If the Control Agreement has not been executed and delivered on or before the tenth (10th) Business Day following the Closing Date, the Company shall, at the request of a majority in interest of the Purchasers, deposit the Purchase Price Holdback Amount to an account designated in writing by such Purchasers; provided, however, that, upon the execution and delivery of the Control Agreement, the Purchasers shall deposit the Purchase Price Holdback Amount into the Account no later than three (3) Business Days following the date of such execution and delivery.  During the Account Period, if the Company does not timely make payment of any Installment Amount (as defined in the Notes) or any other amount of cash required to be made pursuant to the Notes, the Account Agent may direct the Account Bank to pay such amount in accordance with the terms and time periods set forth in the Notes.  The Company shall not make any payments or withdrawals of funds from the Account, and shall take all actions to keep the funds in the Account available for the payment of all obligations under the Notes at all times during the Account Period.  From and after the Account Period, the Company shall have no further obligation to keep any funds in the Account and the Control Agreement shall terminate upon the expiration of the Account Period.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1          Representations and Warranties of the Company.  The Company hereby represents and warrants to each Purchaser, as of the date of this Agreement as follows:

(a)           Organization, Good Standing and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  The Company and each Subsidiary (as defined below) is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect (as defined below).  For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects, or condition (financial or otherwise) of the Company and its Subsidiaries on a consolidated basis and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to perform any of its obligations under this Agreement or any of the Transaction Documents (as defined below) in any material respect.

(b)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Notes, the Warrants, the Registration Rights Agreement and the Control Agreement (collectively, the “Transaction Documents”), to issue and deliver the Securities in accordance with the terms hereof, to deliver the Stock Amortization Shares in accordance with the terms hereof and of the Notes and to deliver the Warrant Shares upon exercise of the Warrants.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its board of directors or shareholders is required.  When executed and delivered by the Company, each of the Transaction Documents shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by general principles of equity.

(c)           Capitalization.  The authorized capital stock and the issued and outstanding shares of capital stock of the Company as of the date of this Agreement are set forth on Schedule 2.1(c) hereto.  All of the outstanding shares of Common Stock have been duly and validly authorized and are fully paid and non-assessable.  Except as set forth on Schedule 2.1(c), no shares of Common Stock or any other security of the Company are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company.  Except as set forth on Schedule 2.1(c), there are no equity plans, contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company.  Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell securities, and except as set forth on Schedule 2.1(c), the Company is not a party to, and it has no knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of the Company.

(d)           Issuance of Securities.  The issuance of the Securities, the Warrant Shares and the Stock Amortization Shares has been duly authorized by all necessary corporate action.  The Notes and the Warrants, when issued in accordance with the terms of this Agreement, will be validly issued, free and clear of any Liens (as defined below).  As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals or exceeds the sum of (i) 100% of the maximum number of shares of Common Stock issuable as Stock Amortization Shares (assuming a Stock Payment Price (as defined in the Notes) of $2.29375 (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction) as of the Trading Day immediately preceding the Closing Date) and (ii) 100% of the number of shares of Common Stock issuable upon exercise of the Warrants in their entirety at the Exercise Price in effect on the Closing Date (without taking into account any limitations on the exercise of the Warrants).  Upon the issuance and delivery of the Notes in accordance with this Agreement, the offer and sale of the Notes and, if any Stock Amortization Shares are delivered in accordance with the Notes, the issuance and delivery of such Stock Amortization Shares, will constitute transactions exempt from the registration requirements of the Securities Act. The Shares, if and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, free and clear of any Liens.  The Stock Amortization Shares, when issued in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable, free and clear of any Liens.  The Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, free and clear of any Liens. The offer and sale by the Company of the Shares (if any) and the Warrants have been registered under the Securities Act; the Shares (if any), the Warrants and the Warrant Shares (assuming that the Registration Statement is available at the time of any sale of the Warrant Shares or if not, that the Warrants are exercised pursuant to a “cashless exercise”) are being validly issued pursuant to the Registration Statement; and all of the Shares, Warrant Shares and the Warrants, when issued in accordance with the terms of this Agreement, are freely transferable and freely tradable by the Purchasers without restriction.

(e)           No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company, and the performance by the Company of its obligations under the Transaction Documents (including, without limitation, the issuance of the Securities, the Warrant Shares and the Stock Amortization Shares), do not and will not (i) violate or conflict with any provision of the Company’s Articles of Incorporation (the “Articles”) or By-laws (the “By-laws”), each as amended to date, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries’ respective properties or assets are bound, (iii) result in a violation of any foreign, federal, state or local statute, law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iv) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature (each, a “Lien”) on any property or asset of the Company or its Subsidiaries under any agreement or any commitment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties or assets are bound, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, defaults, terminations, amendments, violations, acceleration, cancellations, creations and impositions as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

(f)           Consents.  No consent, authorization or order of, or any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency, or any court or to our knowledge, any third party, is required to be obtained by the Company in order for the Company to execute and deliver or perform any of its obligations under the Transaction Documents or to issue the Securities, the Warrant Shares or the Stock Amortization Shares, in each case in accordance with the terms hereof or the Warrant, as the case may be, other than (i) the filing with the Commission of a prospectus supplement pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”) supplementing the base prospectus forming part of the Registration Statement (the “Prospectus”) and (ii) the application(s) to the Principal Market for the listing of the Shares (if any), the Warrant Shares and the Stock Amortization Shares for trading thereon in the time and manner required thereby.  The Company and its Subsidiaries are unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any registration, application or filing described in the preceding sentence.  The Company is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.  For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(g)           Commission Documents, Financial Statements.  The Common Stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing including information incorporated by reference therein being referred to herein as the “Commission Documents”).  During the two years prior to the date hereof, the Company has timely filed all Commission Documents (all Commission Documents filed prior to the date hereof or prior to the date of the Closing, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Public Filings”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents.  The Public Filings, the Registration Statement, and the Prospectus did not, as of their respective dates (and at the time of filing of any applicable Prospectus Supplement will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the Public Filings complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(h)           Subsidiaries.  Schedule 2.1(h) hereto sets forth each active Subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each person’s or entity’s ownership of the outstanding stock or other interests of such Subsidiary.  NanoEner, Inc. and EnerFuel, Inc. are not, individually or in the aggregate, “significant subsidiaries” (as such term is defined in Regulation S-X of the Securities Act) of the Company and the assets and the operations of such Subsidiaries are not, individually or in the aggregate, material to the business of the Company.  For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.  All of the outstanding shares of capital stock of each active Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable.  Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, there are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock.  Neither the Company nor any active Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence, except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.  Neither the Company nor any active Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting, transfer or receipt of distributions on any shares of the capital stock of any Subsidiary.

(i)           No Material Adverse Change.  Since December 31, 2009, the Company has not experienced or suffered any event or series of events that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect.

(j)           No Undisclosed Liabilities.  Neither the Company nor any Subsidiary has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company’s financial statements included in the Public Filings to the extent required to be so reflected or reserved against in accordance with GAAP, except for (i) liabilities that have arisen in the ordinary course of business consistent with past practice and that have not had a Material Adverse Effect, and (ii) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Material Adverse Effect.

(k)           No Undisclosed Events or Circumstances.  Since December 31, 2009, no event or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(l)           Indebtedness.  Schedule 2.1(l) hereto sets forth all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments.  The Indebtedness of the Company and its Subsidiaries set forth in Schedule 6.14 of the Note is a true, correct and accurate description of such Indebtedness as of the date hereof. For the purposes of this Agreement, “Indebtedness” shall include (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products, (c) all capital lease obligations, (d) all obligations or liabilities secured by a Lien on any asset of the Company, irrespective of whether such obligation or liability is assumed, (e) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person or entity and (f) endorsements for collection or deposit.

(m)           Title to Assets.  Each of the Company and its Subsidiaries has good and valid title to all of its real and personal property, free and clear of any Liens, except Liens that do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries.  All material leases to which the Company or any of its Subsidiaries is a party are valid and subsisting and in full force and effect.

(n)           Actions Pending.  There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body (collectively, “Proceedings”) pending or, to the knowledge of the Company, threatened against or affecting the Company, the Common Stock or any Subsidiary that questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.  There are no material Proceedings pending or, to the knowledge of the Company, threatened against or involving the Company, any Subsidiary or any of their respective properties or assets.  No Proceeding described in the Public Filings would, individually or in the aggregate, reasonably be expected, if adversely determined, to have a Material Adverse Effect.  There are no outstanding orders, judgments, injunctions, awards, decrees or investigations of any court, arbitrator or governmental, regulatory body, self-regulatory agency or stock exchange against the Company or any Subsidiary or any officers or directors of the Company or any Subsidiary in their capacities as such, except for those that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

(o)           Compliance with Law.  Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, the Company and its Subsidiaries have been and are presently conducting their respective businesses in accordance with all applicable foreign, federal, state and local governmental laws, rules, regulations and ordinances.  The Company and each of its Subsidiaries have all material franchises, permits, licenses, consents and other material governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it.  The Company has complied with all applicable federal and state securities laws in connection with the transactions contemplated by the Transaction Documents.

(p)           Taxes.  The Company and each Subsidiary has timely filed all material federal, state, local and foreign income, franchise and other tax returns, reports and declarations required by any governmental authority (whether foreign, federal, state or local) with jurisdiction over the Company or any Subsidiary and has paid or accrued all taxes shown as due thereon except for any taxes which are being contested in good faith (by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP) and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  All such returns were complete and correct in all material respects and the Company has no knowledge of a material tax deficiency which has been asserted or threatened against the Company or any Subsidiary.  The Company is not under audit by any taxing authority.  The Company has set aside on its books provisions reasonably adequate for the payment of all taxes for periods to which those returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by any taxing authority.  For purposes of this Section 2.1(p), taxes shall include any and all interest and penalties.

(q)           No General Solicitation; Certain Fees.  Neither the Company, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes or the Stock Amortization Shares.  The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Purchaser or its investment advisor) relating to or arising out of the transactions contemplated hereby.  The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim.  Except as set forth on Schedule 2.1(q), the Company has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

(r)           Disclosure.  Except for the information concerning the transactions contemplated by this Agreement, the Company confirms that neither it nor any other person or entity acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that constitutes or might constitute material, nonpublic information.  Neither this Agreement nor the Schedules hereto nor any other documents, certificates or instruments furnished to the Purchasers by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

(s)           Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, the Company and each of the Subsidiaries owns or possesses the rights to all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations which are necessary for the conduct of its business as now conducted without any conflict, to the Company’s knowledge, with the rights of others.

(t)           Environmental Compliance.  The Company and each of its Subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities (whether foreign, federal, state or local), or from any other person or entity, that are required under any Environmental Laws.  “Environmental Laws” shall mean all applicable foreign, federal, state and local laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature.  The Company and each of its Subsidiaries are also in compliance with all requirements, limitations, restrictions, conditions, standards, schedules and timetables required or imposed under all Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its Subsidiaries that violate or may violate any Environmental Law or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation under any Environmental Law, or based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

(u)           Books and Records; Internal Accounting Controls.  The books and records of the Company and its Subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any Subsidiary.  The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it.  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act).

(v)           Material Agreements.  True, complete and correct copies of each material contract of the Company or any of its Subsidiaries required to be filed as an exhibit on a Current Report on Form 8-K, a Quarterly Report on Form 10-Q, or an Annual Report on Form 10-K, in each case pursuant to Item 601(a) and Item 601(b)(10) of Regulation S-K under the Exchange Act (the “Company Material Agreements”), are attached or incorporated as exhibits to the Public Filings.  Each Company Material Agreement is valid and binding on the Company and the Subsidiaries, as applicable, and in full force and effect (except those which have expired or been terminated in accordance with their terms).  The Company and each of its Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Material Agreement.  Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Material Agreement.

(w)           Transactions with Affiliates.  There are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company, any of its Subsidiaries or any of their respective customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its Subsidiaries, or any person or entity owning at least 5% of the outstanding capital stock of the Company or any of its Subsidiaries or any member of the immediate family of such officer, employee, consultant, director or shareholder or any corporation or other entity controlled by such officer, employee, consultant, director or shareholder, or a member of the immediate family of such officer, employee, consultant, director or shareholder which, in each case, is required by law, rule or regulation to be disclosed in the Commission Documents or in the Company’s most recently filed definitive proxy statement on Schedule 14A, that is not so disclosed in the Commission Documents or in such proxy statement.

(x)           Employees.  (i)  Neither the Company nor any of its Subsidiaries has any collective bargaining arrangements or agreements covering any of its employees.  There is not currently in force any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such Subsidiary required to be disclosed in the Commission Documents that is not so disclosed.  The Company and each Subsidiary is in material compliance with all foreign, federal, state and local laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, and employee benefits plans (including, without limitation, the Employee Retirement Income Security Act of 1974, as amended), except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

(ii)           No executive officer of the Company or any of its Subsidiaries (as defined in Rule 501(f) of the Securities Act) has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary.  No executive officer of the Company or any of its Subsidiaries, to the knowledge of the Company or any of its Subsidiaries, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(y)           Absence of Certain Developments.  Since December 31, 2009, and except as described in the Public Filings, neither the Company nor any of its Subsidiaries has:

(i)            issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;

(ii)           borrowed any amount in excess of $25 million or incurred or become subject to any other liabilities in excess of $50 million (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the business of the Company and its Subsidiaries;

(iii)          discharged or satisfied any Lien in excess of $1 million or paid any obligation or liability (absolute or contingent) in excess of $25 million, other than current liabilities paid in the ordinary course of business;

(iv)          declared or made any payment or distribution of cash or other property to shareholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

(v)           sold, assigned or transferred any other tangible assets, or canceled any debts or claims, in each case in excess of $1 million, except in the ordinary course of business;

(vi)          sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights in excess of $1 million, or disclosed any proprietary confidential information to any person or entity except to customers in the ordinary course of business or to the Purchasers or their representatives;

(vii)         suffered any losses or waived any rights of value, whether or not in the ordinary course of business, or suffered the loss of any amount of prospective business, which individually or in the aggregate would have a Material Adverse Effect;

(viii)        made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(ix)           made capital expenditures or commitments therefor that aggregate in excess of $100 million;

(x)           entered into a binding agreement with respect to any material transaction, whether or not in the ordinary course of business;

(xi)           made charitable contributions or pledges in excess of $1 million;

(xii)         suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(xiii)        experienced any material problems with labor or management in connection with the terms and conditions of their employment;

(xiv)        taken any steps to seek protection pursuant to any bankruptcy law (nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so);

(xv)         individually and on a consolidated basis, been deemed as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, to be Insolvent (as defined below).  For purposes of this Section 2.1(xv), “Insolvent” means, with respect to any Person, that (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become due, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted; or

(xvi)        entered into an agreement, written or otherwise, to take any of the foregoing actions.

(z)           Investment Company Act Status.  The Company is not, and as a result of and immediately upon the Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(aa)         Independent Nature of Purchasers.  The Company acknowledges that the obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under the Transaction Documents.  The Company acknowledges that each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

(bb)        DTC Status.  The Company’s transfer agent is a participant in and the Common Stock is eligible for transfer pursuant to the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program.  The name, address, telephone number, fax number, contact person and email of the Company’s transfer agent are set forth on Schedule 2.1(bb).

(cc)         Governmental Approvals.  Except for any filing or other action that may be required under applicable state and/or federal securities laws (which if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the performance by the Company of its obligations under the Transaction Documents.

(dd)        Insurance.  The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.  Neither the Company nor any such Subsidiary has been refused any material insurance coverage sought or applied for and the Company does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have or result in a Material Adverse Effect.

(ee)         Trading Activities.  It is understood and acknowledged by the Company that none of the Purchasers has been asked to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities, the Warrant Shares or Stock Amortization Shares for any specified term. The Company further understands and acknowledges that one or more Purchasers may engage in hedging and/or trading activities at various times during the period that the Securities or Stock Amortization Shares, the Warrant Shares are outstanding, including, without limitation, during the periods that the value of the Stock Amortization Shares are being determined and such hedging and/or trading activities, if any, can reduce the value of the existing shareholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted.

(ff)          Certain Business Practices.  None of the Company or any Company Subsidiary or any director, officer, agent, employee or other person or entity acting for or on behalf of Company or any Subsidiary has violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other anti-bribery or anti-corruption laws applicable to the Company or any Subsidiary.

(gg)        Shell Company Status.  The Company is not currently, and has not been, an issuer of the type described in paragraph (i) of Rule 144 under the Securities Act.

(hh)        Registration Statement.

(i)           The Registration Statement has become effective and is available for the issuance of the Shares (if any), the Warrants and the Warrant Shares thereunder; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company, threatened by the Commission.  Upon issuance and delivery to the Purchasers in accordance with the related Prospectus Supplement, the Shares (if any), the Warrants and the Warrant Shares shall be free of any restriction on transferability under federal securities laws and state “Blue Sky” laws and any certificates or other instruments evidencing or representing the Shares, the Warrants and the Warrant Shares shall be free of any restrictive legend.  The section in the Prospectus entitled “Securities We May Offer” permits the issuance and sale of the Shares and the Warrants hereunder.

(ii)           The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market (the “Principal Market”).  The Company has not, in the preceding twelve (12) months, received notice from the Principal Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the Principal Market.  The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(ii)           No Integrated Offering.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act and which, as a result of such integration, would prevent the Company from selling the Securities pursuant to Regulation D and Rule 506 thereof under the Securities Act.

(jj)           Dilutive Effect.  The Company acknowledges that its obligation to issue the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants is, in each case, is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

(kk)         Application of Takeover Protections; Rights Agreement.  The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation or the laws of the State of Florida which is or could become applicable to any Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and any Purchaser’s ownership of the Securities.  Neither the Company nor its Board of Directors has adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(ll)           Form S-3 Eligibility.  The Company is eligible to register the Stock Amortization Shares for resale by the Purchasers using Form S-3 promulgated under the Securities Act.

(mm)       Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(nn)        Ranking of Notes.  Except as set forth on Schedule 2.1(nn), no Indebtedness of the Company is senior to or ranks pari passu with the Notes in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise.

(oo)        Manipulation of Price.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(pp)        Transfer Taxes.  On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Purchaser hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(qq)        U.S. Real Property Holding Corporation.  The Company is not, has never been, and so long as any Securities remain outstanding, shall not become, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon any Purchaser’s request.

(rr)          No Additional Agreements.  The Company does not have any agreement or understanding with any Purchaser with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

2.2          Representations and Warranties of each Purchaser.  Each Purchaser hereby represents and warrants to the Company, with respect to itself solely and not with respect to any other Purchaser, as follows as of the date hereof:

(a)           Organization and Standing.  Such Purchaser is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)           Authorization and Power.  Such Purchaser has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Securities being sold to it hereunder.  The execution, delivery and performance of the Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Purchaser or its board of directors, shareholders, members or partners, as the case may be, is required.  This Agreement constitutes the valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by general principles of equity.

(c)           No Conflicts.  The execution, delivery and performance by such Purchaser of the Transaction Documents to which it is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations that would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

(d)           Certain Fees.  Except as set forth on Schedule 2.2(d), such Purchaser has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

(e)           Accredited Investor.  Such Purchaser is an “accredited investor” (as defined in Rule 501 of Regulation D), and such Purchaser has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities.  Such Purchaser acknowledges that an investment in the Securities is speculative and involves a high degree of risk and that it has sufficient financial resources to bear the loss of its investment.

(f)            Information.  The Company has provided such Purchaser with information regarding the business, operations and financial condition of the Company and has granted to such Purchaser the opportunity to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the Company and materials relating to the terms and conditions of the purchase and sale of the Securities  hereunder, in order for such Purchaser to make an informed decision with respect to its investment in the Securities.  Neither such information nor any other investigation conducted by such Purchaser or any of its representatives shall modify, amend or otherwise affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement.

(g)           Limitations on Disposition.  Such Purchaser acknowledges that the Notes and the Stock Amortization Shares have not been and are not being registered under the Securities Act and may not be transferred or resold without registration under the Securities Act or unless pursuant to an exemption therefrom.

(h)           Legend.  Such Purchaser understands that the certificates representing the Notes may bear a restrictive legend in substantially the following form:

“The securities represented by this certificate or issuable upon the exercise hereof have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and may not be offered or sold unless a registration statement under the Securities Act and applicable state securities laws shall have become effective with regard thereto, or an exemption from registration under the Securities Act and applicable state securities laws is available in connection with such offer or sale and the holder delivers an opinion of counsel in a form reasonably satisfactory to the issuer that registration is not required under the Securities Act, or unless sold pursuant to Rule 144 under the Securities Act.  The securities represented by this certificate or issuable upon the exercise or exchange hereof may be pledged in connection with a bona fide margin financing or extension of credit.”

Notwithstanding the foregoing, it is agreed that the legend set forth above and other restrictive language shall be removed and the Company shall issue a certificate without such legend to the holder of the Notes upon which it is stamped, if, unless otherwise required by state securities laws, (A) the resale or transfer (including, without limitation, a pledge) of any of the Stock Amortization Shares is registered pursuant to an effective registration statement, (B) such Notes have been sold pursuant to Rule 144, subject to receipt by the Company of customary documentation reasonably acceptable to the Company in connection therewith, or (C) such Notes are eligible for resale under Rule 144(b)(1) or any successor provision.  The Company shall be responsible for the fees associated with such issuance.

(i)           Reliance on Exemptions.  Such Purchaser understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the accuracy and completeness of the representations and warranties of such Purchaser set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

(j)           Non-Affiliate Status; Common Stock Ownership.  Such Purchaser is not an “affiliate” (as such term is defined in Regulation D) of the Company, and such Purchaser’s investment in the Securities is not for the purpose of acquiring, directly or indirectly, control of, and it has no intent to acquire or exercise control of, the Company.

(k)           Qualified Institutional Buyer Status.  Such Purchaser is a “qualified institutional buyer” as that term is defined in Rule 144A of the Securities Act.

ARTICLE 3

COVENANTS OF THE COMPANY

The Company agrees with each Purchaser that the covenants in this Article 3 shall apply to it until all obligations under the Notes have been paid in full.

3.1           Compliance with Laws; Commission.  The Company shall comply in all material respects with all applicable laws, rules, regulations and orders, and shall take all necessary actions as may be required by applicable law, rule and regulation in order to legally and validly issue and deliver the Securities, the Warrant Shares and the Stock Amortization Shares to the Purchasers or their respective transferees.

3.2           Registration and Listing.  The Company shall secure the listing of all of the Shares (if any), Warrant Shares and Stock Amortization Shares upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance).  The Company shall cause its Common Stock (including all Shares, Warrant Shares and Stock Amortization Shares from time to time issuable under the terms of the Transaction Documents) to continue to be registered under Section 12(b) of the Exchange Act, shall comply in all material respects with its reporting and filing obligations under the Exchange Act.  The Company shall not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) with the effect of terminating or suspending such registration or its reporting and filing obligations under the Exchange Act or Securities Act.  The Company will use commercially reasonable efforts to (i) maintain the listing or trading of its Common Stock and (ii) secure the inclusion for quotation of all of the Registrable Securities on the NASDAQ Global Market or The New York Stock Exchange or if, despite the Company’s best efforts, the Company is unsuccessful in maintaining the listing or trading described in clause (i) above, the NASDAQ Global Select Market, the NASDAQ Capital Market or the NYSE Amex.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 3.2.

3.3           Reporting Status.  From the date of this Agreement until the date on which the Purchasers shall have sold all the Stock Amortization Shares and the Warrant Shares (the “Reporting Period”), the Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

3.4           Financial Information.  The Company agrees to send the following to each Purchaser during the Reporting Period (i) unless the following are filed with the Commission through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the Commission, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the Securities Act, (ii) on the same day as the release thereof, electronic copies of all press releases issued by the Company or any of its Subsidiaries, and (iii) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders.

3.5           Pledge of Securities.  The Company acknowledges and agrees that the Securities may be pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Purchaser effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2.2(h) of this Agreement; provided that a Purchaser and its pledgee shall be required to comply with the terms of the legend described in Section 2.2(h) of this Agreement in order to effect a sale, transfer or assignment of Securities to such pledgee, whether by foreclosure or otherwise.  The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a Purchaser.

3.6           Keeping of Records and Books of Account.  The Company shall keep and cause each of its Subsidiaries to keep adequate records and books of account, in which complete entries will be made, (a) with respect to the Company’s Subsidiaries located in the U.S., in accordance with GAAP consistently applied and (b) with respect to the Company’s Subsidiaries located outside the U.S., in accordance with the applicable law, rule or regulation of the jurisdictions in which such Subsidiaries are located, in each case reflecting all financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, appropriate reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

3.7           Other Agreements.  The Company shall not enter into any agreement the terms of which would restrict or impair the right or ability of the Company to perform its obligations under any Transaction Document, including, without limitation, the Company’s obligation to pay any amounts due under the Notes in cash or shares of common stock.  The Company shall comply in all material respects with each of its obligations, covenants and agreements under the Notes and the other Transaction Documents; provided, that the Company shall comply in all respects with respect to such obligations, covenants and agreements under the Notes and other Transaction Documents which are already qualified by materiality, “material” or similar qualifiers.

3.8           Use of Proceeds.  The proceeds from the sale of the Securities hereunder shall be used by the Company for general corporate purposes.  Notwithstanding anything to the contrary, neither Company nor any of its Subsidiaries may repay any of their outstanding Indebtedness nor redeem or repurchase any of its or its Subsidiaries’ equity securities with the proceeds from the sale of the Securities.

3.9          Disclosure of Transaction.

(a)           Except for press releases and public statements as may upon the advice of outside counsel be required to be made by law or the rules or regulations of the Commission or the principal market on which the Common Stock then trades or is quoted (“Required Disclosures”), the Company shall provide to each Purchaser, before issuing any press release or public statement with respect to the Transaction Documents or the transactions contemplated thereby, a copy of such proposed press release or public statement and shall not issue any such press release or public statement to which such Purchaser reasonably objects within two (2) Business Days of such Purchaser’s receipt thereof.  In the case of any Required Disclosure, the Company shall provide each Purchaser with a copy of such Required Disclosure.  Unless the Company and each Purchaser otherwise agree, the Company shall include in a Required Disclosure only such information that is legally required to be disclosed upon the advice of counsel.  Notwithstanding the foregoing, without the prior written consent of any applicable Purchaser, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of such Purchaser in any filing, announcement, release or otherwise unless it is obligated, upon the written advice of counsel, to do so in a Required Disclosure; provided, that Purchaser shall have the right to review any such filing, announcement, release or otherwise prior to such disclosure.

(b)           The Company shall on or before 8:30 a.m., New York City time, on the first Business Day after the date of this Agreement (i) issue a press release (the “Press Release”) reasonably acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby and (ii) file with the Commission a Current Report on Form 8-K (the “Form 8-K”), which shall attach as exhibits all press releases relating to the transactions contemplated by this Agreement and all material Transaction Documents (including without limitation, this Agreement (and all schedules to this Agreement), the form of the Notes, the form of Warrant, the form of Registration Rights Agreement) as exhibits to such filing.  From and after the issuance of the Press Release, no Purchaser shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the Press Release.

3.10         Disclosure of Material Information.  The Company covenants and agrees that neither it nor any other person or entity acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information without such Purchaser’s consent.  The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant and agreement in effecting transactions in securities of the Company, and based on such covenant and agreement, unless otherwise expressly agreed in writing by such Purchaser: (i) such Purchaser does not have any obligation of confidentiality with respect to any information that the Company provides to such Purchaser; and (ii) such Purchaser shall not be deemed to be in breach of any duty to the Company and/or to have misappropriated any non-public information of the Company, if such Purchaser engages in transactions of securities of the Company, including, without limitation, any hedging transactions, short sales and/or any derivative transactions based on securities of the Company while in possession of such material non-public information.  In the event of a breach of the foregoing covenant by the Company, any Subsidiary, or its each of respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Purchaser shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents.  No Purchaser shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure.

3.11         Additional Registration Statements.  Except as may be required under any agreement existing on the date hereof and described on Schedule 3.11 hereto, until the earlier of (i) the Effective Date (as defined in the Registration Rights Agreement) and (ii) the date all of the Registrable Securities may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, the Company will not file a registration statement under the Securities Act other than the registration statement relating to the Registrable Securities.

3.12         Amendments to Charter Documents.  The Company shall not, without the consent of each Purchaser then holding a Note, amend or waive any provision of the Articles or By-laws of the Company whether by merger, consolidation or otherwise in any way that would materially and adversely affect any rights of the holder of the Securities.

3.13         Public Information.  At any time during the period commencing from the six (6) month anniversary of the Closing Date and ending at such time that all of the Stock Amortization Shares can be sold either pursuant to a registration statement, or if a registration statement is not available for the resale of all of the Securities, may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”) then, as partial relief for the damages to any Purchaser by reason of any such delay in or reduction of its ability to sell the Stock Amortization Shares (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each such Purchaser an amount in cash equal to one percent (1.0%) of the aggregate Purchase Price of such Purchaser’s Stock Amortization Shares on the day of a Public Information Failure and on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (i) the date such Public Information Failure is cured and (ii) such time that such public information is no longer required pursuant to Rule 144.  The payments to which a holder shall be entitled pursuant to this Section 3.13 are referred to herein as “Public Information Failure Payments.”  Public Information Failure Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Public Information Failure Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Public Information Failure Payments is cured.  In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.

3.14         Closing Documents.  On or prior to fourteen (14) calendar days after the Closing Date, the Company agrees to deliver, or cause to be delivered, to each Purchaser and Schulte Roth & Zabel LLP a complete closing set of the Transaction Documents, Securities and any other document required to be delivered to any party pursuant to Section 4.2 hereof or otherwise.

3.15         Notice of Events of Default.  The Company will immediately notify each Purchaser in writing of the occurrence of any Event of Default (as defined in the Notes) under the Notes.

3.16         Reservation of Shares.  So long as any Purchaser owns any Securities, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance no less than the sum of (i) 100% of the maximum number of shares of Common Stock issuable as Stock Amortization Shares under the Notes (assuming a Stock Payment Price (as defined in the Notes) of $2.29375 (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction) as of the Trading Day immediately preceding the date of determination) and (ii) 100% of the number of shares of Common Stock issuable upon exercise of the Warrants then outstanding in their entirety at the Exercise Price in effect on the Closing Date (without taking into account any limitations on exercise of the Warrants) (collectively, the “Required Reserved Amount”).  If at any time the number of shares of Common Stock authorized and reserved for issuance is not sufficient to meet the Required Reserved Amount, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of shareholders to authorize additional shares, so that the number of authorized shares is sufficient to meet the Required Reserved Amount.

3.17        Register; Transfer Instructions.

(a)           Register.  The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Notes and the Warrants, in which the Company shall record the name and address of the Person in whose name the Notes and the Warrants have been issued (including the name and address of each transferee), the principal amount of Notes held by such  Person, and the number of Warrant Shares issuable upon exercise of the Warrants held by such Person.  The Company shall keep the register open and available at all times during business hours for inspection of any Purchaser or its legal representatives.

(b)           Transfer Agent Instructions.  Upon exercise of the Warrant by any Purchaser, the Company shall instruct its transfer agent to issue certificates or credit shares to the applicable balance accounts at DTC, registered in the name of such Purchaser or its respective nominee(s), in such amounts as specified from time to time by such Purchaser.  If a Purchaser effects a sale, assignment or transfer of the Warrant Shares, the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or to credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Purchaser to effect such sale, transfer or assignment, without any restrictive legend.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Purchaser.  Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 3.17(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 3.17(b), that a Purchaser shall be entitled, in addition to all other available remedies, to seek an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

3.18        Account Agent.

(a)           Each Purchaser hereby (a) appoints Liberty Harbor Special Investments, LLC, as the Account Agent under the Control Agreement, and (b) authorizes the Account Agent (and its officers, directors, employees and agents) to take such action on such Purchaser's behalf in accordance with the terms hereof and thereof.  The Account Agent shall not have, by reason hereof or the Control Agreement, a fiduciary relationship in respect of any Purchaser.  Neither the Account Agent nor any of its officers, directors, employees and agents shall have any liability to any Purchaser for any action taken or omitted to be taken in connection hereof or the Control Agreement except to the extent caused by its own gross negligence or willful misconduct, and each Purchaser agrees to defend, protect, indemnify and hold harmless the Account Agent and all of its officers, directors, employees and agents (collectively, the “Account Agent Indemnitees”) from and against any losses, damages, liabilities, obligations, penalties, actions, judgments, suits, fees, costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Account Agent Indemnitee, whether direct, indirect or consequential, arising from or in connection with the performance by such Account Agent Indemnitee of the duties and obligations of Account Agent pursuant hereto or the Control Agreement.

(b)           The Account Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

(c)           The Account Agent may resign from the performance of all its functions and duties hereunder and under the Control Agreement at any time by giving at least ten (10) Business Days prior written notice to the Company and each holder of the Notes.  Such resignation shall take effect upon the acceptance by a successor Account Agent of appointment as provided below.  Upon any such notice of resignation, the holders of 75% of the outstanding principal under the Notes shall appoint a successor Account Agent.  Upon the acceptance of the appointment as Account Agent, such successor Account Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Account Agent, and the retiring Account Agent shall be discharged from its duties and obligations under this Agreement and the Control Agreement.  After any Account Agent's resignation hereunder, the provisions of this Section 3.18 shall inure to its benefit. If a successor Account Agent shall not have been so appointed within said ten (10) Business Day period, the retiring Account Agent shall then appoint a successor Account Agent who shall serve until such time, if any, as the holders of 75% of the outstanding principal under the Notes appoint a successor Account Agent as provided above.

3.19         Acknowledgement.  For the avoidance of doubt, the Company hereby acknowledges and agrees that the aggregate principal amount of Notes to be issued hereunder shall reduce the principal amount of Indebtedness allowed pursuant to subclause (C) of the “Permitted Pari Passu Indebtedness” definition set forth in Section 6.14 of the Prior Notes and shall reduce the outstanding aggregate principal amount of Indebtedness that the Company may incur pursuant to Section 4.1(h) of the Prior Notes.

ARTICLE 4

CONDITIONS

4.1          Conditions Precedent to the Obligation of the Company to Close and to Sell the Securities.  The obligation hereunder of the Company to issue and sell the Securities to each Purchaser pursuant to this Agreement is subject to the satisfaction or waiver by the Company, at or before the Closing, of the conditions set forth below.  These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)           Accuracy of the Purchasers’ Representations and Warranties.  The representations and warranties of such Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

(b)           Performance by the Purchasers.  Such Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to the Closing Date.

(c)           No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)           Delivery of Purchase Price.  Such Purchaser shall have delivered to the Company the Purchase Price for the Securities purchased by such Purchaser.

(e)           Delivery of Transaction Documents.  The Transaction Documents shall have been duly executed and delivered by such Purchaser to the Company.

4.2          Conditions Precedent to the Obligation of each Purchaser to Purchase the Securities.  The obligation hereunder of each Purchaser to purchase Securities and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below.  These conditions are for such Purchaser’s sole benefit and may be waived by such Purchaser at any time in its sole discretion.

(a)           Accuracy of the Company’s Representations and Warranties.  The representations and warranties of the Company in this Agreement and the other Transaction Documents shall be true and correct in all respects as of the date when made and as of the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date.

(b)           Performance by the Company.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(c)           Prospectus: Registration Statement.  The Prospectus Supplement shall have been filed with the Commission pursuant to Rule 424(b) under the Securities Act within the applicable time period prescribed for such filing by the rules and regulations under the Securities Act; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or, to the Company’s knowledge, threatened by the Commission and no notice of objection by the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act shall have been received; and no stop order suspending or preventing the use of the Prospectus shall have been initiated or threatened by the Commission.

(d)           No Suspension, Etc.  The Common Stock (i) shall be designated for quotation or listed on the Principal Market and (ii) shall not have been suspended, as of the Closing Date, by the Commission or the Principal Market from trading on the Principal Market nor shall suspension by the Commission or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the Commission or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

(e)           No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(f)           No Proceedings or Litigation.  No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary or any Purchaser, or any of the officers, directors or affiliates of the Company or any Subsidiary or any Purchaser seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(g)           Opinion of Counsel.  Such Purchaser shall have received an opinion(s) of counsel to the Company, dated the Closing Date, in the form reasonably acceptable to such Purchaser.

(h)           Delivery of Securities.  At or prior to the Closing, the Company shall have (i) delivered to such Purchaser certificates representing the Note and Warrant being purchased by such Purchaser and (ii) credited the Shares being purchased by such Purchaser to the account(s) at DTC specified by such Purchaser at least one (1) Business Day prior to the Closing.

(i)           Secretary’s Certificate.  The Company shall have delivered to such Purchaser a certificate, signed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions adopted by its board of directors approving the transactions contemplated hereby, (ii) its charter, as in effect at the Closing Date, (iii) its bylaws, as in effect at the Closing Date, and (iv) the authority and incumbency of the officers executing this Agreement, the Notes or any other documents required to be executed or delivered in connection therewith.

(j)           Officer’s Certificate.  The Company shall have delivered to such Purchaser a certificate signed by an executive officer on behalf of the Company, dated as of the Closing Date, confirming the accuracy of the Company’s representations, warranties and performance of covenants as of the Closing Date and confirming the compliance by the Company with the conditions precedent set forth in paragraphs (a)-(f) and (k)-(n) of this Section 4.2 as of the Closing Date.

(k)           Material Adverse Effect.  No change having a Material Adverse Effect shall have occurred.

(l)           Listing; Listing Application.  The Shares (if any), the Warrant Shares and the Stock Amortization Shares shall have been approved for listing on the Principal Market, subject only to official notice of issuance.  The Common Stock (i) shall be listed on the Principal Market and (ii) shall not have been suspended, as of the Closing Date, by the Commission or the Principal Market from trading on the Principal Market nor shall suspension by the Commission or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the Commission or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

(m)           Delivery of Transaction Documents.  The Transaction Documents shall have been duly executed and delivered by the Company to such Purchaser.

(n)           Good Standing.  The Company shall have delivered to such Purchaser a certificate evidencing the formation and good standing of the Company and each of its domestic operating Subsidiaries in such corporation’s state of incorporation issued by the Secretary of State of such state of incorporation as of a date within 10 days of the Closing Date.

(o)           Qualification as Foreign Corporation.  The Company shall have delivered to such Purchaser a certificate evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company conducts business and is required to so qualify, as of a date within ten (10) days of the Closing Date.

(p)           Certification as to Number of Shares.  The Company shall have delivered to such Purchaser a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five (5) days of the Closing Date.

(q)           Consents.  The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

ARTICLE 5

INDEMNIFICATION

5.1           General Indemnity.  The Company agrees to indemnify and hold harmless each Purchaser and its respective directors, officers, affiliates, members, managers, employees, agents, successors and assigns (collectively, “Indemnified Parties”) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by any Indemnified Party as a result of, arising out of or based upon (i) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement; (ii) the Company’s breach of agreements or covenants made by the Company in this Agreement or any Transaction Document; (iii) any third party claims arising out of or resulting from the transactions contemplated by this Agreement or any other Transaction Document (unless such claim is based upon conduct by such Indemnified Party that constitutes fraud, gross negligence or willful misconduct); or (iv) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, any Prospectus Supplement or any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or judgments are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Purchaser furnished in writing to the Company by or on behalf of any Purchaser.

5.2           Indemnification Procedure.  With respect to any third-party claims giving rise to a claim for indemnification, the Indemnified Party will give written notice to the Company of such third party claim; provided that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the Company of its obligations under this Article 5 except to the extent that the Company is actually materially prejudiced by such failure to give notice.  In case any such action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the Company shall be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interest between it and the Indemnified Party exists with respect to such action, proceeding or claim (in which case the Company shall be responsible for the reasonable fees and expenses of one separate counsel for the Indemnified Parties), to assume the defense thereof with counsel of its choice.  In the event that the Company advises an Indemnified Party that it will not contest such a claim for indemnification hereunder, or fails, within 10 days of receipt of any indemnification notice to notify, in writing, such person or entity of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim.  The Company shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  If the Company elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense.  Notwithstanding anything in this Article 5 to the contrary, the Company shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof that does not provide for a complete release of the Indemnified Party of any and all liability with respect to any such claim or which constitutes or reflects an acknowledgment of wrongdoing on the part of the Indemnified Party.  The Company will not be liable to any Indemnified Party under this Agreement for any consent, settlement or compromise effected by an Indemnified Party without the Company’s prior written consent.  The indemnification obligations to defend the Indemnified Party required by this Article 5 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the Indemnified Party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification.  The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Indemnified Party against the Company or others, and (b) any liabilities the Company may be subject to pursuant to the law.

5.3           Contribution.  If the indemnification provided for in Section 5.1 is unavailable to any Indemnified Party thereunder in respect of any losses, liabilities, deficiencies, costs, damages or expenses (or actions in respect thereof) referred to in such Section, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, liabilities, deficiencies, costs, damages or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and such Indemnified Party on the other.  The relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or such Indemnified Party, and such parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, or whether such losses, claims, damages or liabilities (or actions in respect thereof) arose out of the action or failure to act of one or more of such parties.

ARTICLE 6

MISCELLANEOUS

6.1           Termination.  In the event that the Closing shall not have occurred with respect to a Purchaser on or before five (5) Business Days from the date hereof due to the Company’s or such Purchaser’s failure to satisfy the conditions set forth in Sections 4.1 and 4.2 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 6.1, the Company shall remain obligated to reimburse the non-breaching Purchasers for the expenses described in Section 6.2 below.

6.2           Fees and Expenses.  The Company shall reimburse each Purchaser for all costs and expenses reasonably incurred by such Purchaser in connection with the negotiation, drafting and execution of the Transaction Documents and the transactions contemplated thereby (including all legal fees, travel, disbursements and due diligence in connection therewith and all fees incurred in connection with any necessary regulatory filings and clearances); provided, however, that the Company shall have no obligation to reimburse the Purchasers for any such costs and expenses to the extent that they exceed, in the aggregate, $125,000, unless otherwise agreed in writing by the Company.  The Company shall be responsible for its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.  The Company shall pay all fees of its transfer agent, and all stamp taxes and other taxes and duties levied in connection with the delivery of the Securities, the Warrant Shares or Stock Amortization Shares to each Purchaser, unless such delivery is made to a third party at such Purchaser’s direction.  In addition, the prevailing party in any action commenced in connection with the enforcement of this Agreement or any of the other Transaction Documents shall be entitled to receive reasonable attorneys’ fees and court costs.

6.3          Specific Performance; Consent to Jurisdiction; Venue.

(a)           The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof without the requirement of posting a bond or providing any other security, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b)           The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts in New York County of the state of New York.  The Company and each Purchaser consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 6.3 shall affect or limit any right to serve process in any other manner permitted by law.  The parties hereby waive all rights to a trial by jury.

6.4           Amendment.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and Purchasers holding at least a majority of the outstanding principal amount of the Notes; provided that if any Purchaser is materially adversely affected by such waiver or amendment, such waiver or amendment shall not be effective without the written consent of the adversely affected Purchaser.

6.5           Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery at the address designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to the Company:	Ener1, Inc.
1540 Broadway, Suite 25C
New York, New York 10036
Attention: Chief Executive Officer

with a copy to:	Mazzeo Song & Bradham LLP
708 Third Avenue – 19th Floor
New York, New York 10017
Attention: David S. Song, Esq.

If to any Purchaser:	At the address of such Purchaser set forth on
Exhibit A to this Agreement

With a copy to (which shall not	Schulte Roth & Zabel LLP
constitute notice):	919 Third Avenue
New York, New York 10022
Attention: Eleazer N. Klein, Esq.

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

6.6           Waivers.  No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.  No consideration shall be offered or paid to any Purchaser to amend or waive or modify any provision of this Agreement unless the same consideration is also offered to all of the parties to this Agreement then holding Notes.  This provision constitutes a separate right granted to each Purchaser by the Company and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

6.7           Headings.  The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

6.8           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  The Purchasers may assign the Securities and its rights under this Agreement and the other Transaction Documents and any other rights hereto and thereto without the consent of the Company.  The Company may not assign or delegate any of its rights or obligations hereunder or under any Transaction Document.

6.9           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

6.10         Business Day.  As used herein, “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or permitted by law to be closed during regular business hours.

6.11         Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles that would result in the application of the substantive law of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

6.12         Survival.  The covenants, agreements and representations and warranties of the parties under the Transaction Documents shall survive the execution and delivery hereof indefinitely.

6.13         Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.  Signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission.

6.14         Publicity.  The Company agrees that it will not disclose, and will not include in any public announcement, the names of any Purchaser without the prior written consent of such Purchaser, which consent shall not be unreasonably withheld or delayed, or unless and until such disclosure is required by law, rule or applicable regulation, and then only to the extent of such requirement.  Notwithstanding the foregoing, each Purchaser consents to being identified in any filings the Company makes with the Commission to the extent required by law or the rules and regulations of the Commission.

6.15         Severability.  The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

6.16         Further Assurances.  From and after the date of this Agreement, upon the request of the Purchasers or the Company, the Company and each Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the other Transaction Documents

6.17         Independent Nature of Purchasers’ Obligations and Rights.  The rights and obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchaser as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  The Company acknowledges that each Purchaser has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors.  Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

6.18         Time Is of the Essence.  Time is of the essence with respect to the provisions of this Agreement and each other Transaction Document that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a party of the benefits of any grace or similar period allowed by this Agreement or any other Transaction Document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized officers as of the date first above written.

ENER1, INC.

By:	/s/ Charles Gassenheimer
Name: Charles Gassenheimer
Title: Chief Executive Officer

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: Liberty Harbor Special Investments, LLC

Signature of Authorized Signatory of Purchaser: /s/ Brendan McGovern

Name of Authorized Signatory: Brendan McGovern

Title of Authorized Signatory: Vice President

Email Address of Purchaser: Brendan.Mcgovern@gs.com

Fax Number of Purchaser: (646) 835-3510

Address for Notice of Purchaser: See Schedule A

Address for Delivery of Securities for Purchaser (if not same as address for notice):
______________________________________________________________________________

Purchase Price: $15,925,000

EIN Number: 20-8894164

[PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: Goldman Sachs Palmetto State Credit Fund, L.P. (By: Goldman Sachs Asset Management, L.P., its individual manager)

Signature of Authorized Signatory of Purchaser: /s/ Brendan McGovern

Name of Authorized Signatory: Brendan McGovern

Title of Authorized Signatory: Vice President

Email Address of Purchaser: Brendan.Mcgovern@gs.com

Fax Number of Purchaser: (646) 835-3510

Address for Notice of Purchaser: See Schedule A

Address for Delivery of Securities for Purchaser (if not same as address for notice):
______________________________________________________________________________

Purchase Price: $2,275,000

EIN Number: 94-3471213

[PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: Whitebox Multi Strategy Partners, L.P.

Signature of Authorized Signatory of Purchaser: /s/ Mark Strefling

Name of Authorized Signatory: Mark Strefling

Title of Authorized Signatory: CLO

Email Address of Purchaser: mstrefling@whiteboxadvisors.com

Fax Number of Purchaser: (612) 253-6001

Address for Notice of Purchaser: 3033 Excelsior Blvd, Minneapolis, MN 55416

Address for Delivery of Securities for Purchaser (if not same as address for notice):
______________________________________________________________________________

Purchase Price: $2,946,667

EIN Number: __________________

[PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: Whitebox Concentrated Convertible Arbitrage Partners, L.P.

Signature of Authorized Signatory of Purchaser: /s/ Mark Strefling

Name of Authorized Signatory: Mark Strefling

Title of Authorized Signatory: CLO

Email Address of Purchaser: mstrefling@whiteboxadvisors.com

Fax Number of Purchaser: (612) 253-6001

Address for Notice of Purchaser: 3033 Excelsior Blvd, Minneapolis, MN 55416

Address for Delivery of Securities for Purchaser (if not same as address for notice):
______________________________________________________________________________

Purchase Price: $1,360,000

EIN Number: __________________

[PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: Pandora Select Partners, L.P.

Signature of Authorized Signatory of Purchaser: /s/ Mark Strefling

Name of Authorized Signatory: Mark Strefling

Title of Authorized Signatory: CLO

Email Address of Purchaser: mstrefling@whiteboxadvisors.com

Fax Number of Purchaser: (612) 253-6001

Address for Notice of Purchaser: 3033 Excelsior Blvd, Minneapolis, MN 55416

Address for Delivery of Securities for Purchaser (if not same as address for notice):
______________________________________________________________________________

Purchase Price: $1,133,333

EIN Number: __________________

[PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: Whitebox Credit Arbitrage Partners, L.P.

Signature of Authorized Signatory of Purchaser: /s/ Mark Strefling

Name of Authorized Signatory: Mark Strefling

Title of Authorized Signatory: CLO

Email Address of Purchaser: mstrefling@whiteboxadvisors.com

Fax Number of Purchaser: (612) 253-6001

Address for Notice of Purchaser: 3033 Excelsior Blvd, Minneapolis, MN 55416

Address for Delivery of Securities for Purchaser (if not same as address for notice):
______________________________________________________________________________

Purchase Price: $906,667

EIN Number: __________________

[PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: Whitebox Special Opportunities Fund LP, Series B

Signature of Authorized Signatory of Purchaser: /s/ Mark Strefling

Name of Authorized Signatory: Mark Strefling

Title of Authorized Signatory: CLO

Email Address of Purchaser: mstrefling@whiteboxadvisors.com

Fax Number of Purchaser: (612) 253-6001

Address for Notice of Purchaser: 3033 Excelsior Blvd, Minneapolis, MN 55416

Address for Delivery of Securities for Purchaser (if not same as address for notice):
______________________________________________________________________________

Purchase Price: $453,333

EIN Number: __________________

EXHIBIT A

SCHEDULE OF PURCHASERS
(1)	(2)	(3)	(4)	(5)	(6)	(7)
Buyer	Address and Facsimile Number	Aggregate Principal Amount of Notes	Number of Common Shares	Number of Warrant Shares	Purchase Price	Legal Representative's Address and Facsimile Number

Liberty Harbor Special Investments, LLC	c/o Goldman Sachs Asset Management 200 West Street New York NY 10282 Attention: Thomas N. Secor Facsimile: (212) 428-1505 Telephone: (212) 357-7910 E-mail: thomas.secor@gs.com	$15,925,000	216,442	649,327	$15,925,000	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376

Goldman Sachs Palmetto State Credit Fund, L.P.	c/o Goldman Sachs Asset Management 200 West Street New York NY 10282 Attention: Thomas N. Secor Facsimile: (212) 428-1505 Telephone: (212) 357-7910 E-mail: thomas.secor@gs.com	$2,275,000	30,920	92,761	$2,275,000	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376

Whitebox Multi Strategy Partners, L.P.	c/o Whitebox Advisors LLC 3033 Excelsior Boulevard Suite 300 Minneapolis MN 55416 United States Attention: Dan Philp Mark Strefling, CLO Telephone: (612) 253-6084 E-mail: dphilp@whiteboxadvisors.com	$2,946,667	40,049	120,148	$2,946,667

Whitebox Concentrated Convertible Arbitrage Partners, L.P.	c/o Whitebox Advisors LLC 3033 Excelsior Boulevard Suite 300 Minneapolis MN 55416 United States Attention: Dan Philp Mark Strefling, CLO Telephone: (612) 253-6084 E-mail: dphilp@whiteboxadvisors.com	$1,360,000	18,484	55,453	$1,360,000

Pandora Select Partners, L.P.	c/o Whitebox Advisors LLC 3033 Excelsior Boulevard Suite 300 Minneapolis MN 55416 United States Attention: Dan Philp Mark Strefling, CLO Telephone: (612) 253-6084 E-mail: dphilp@whiteboxadvisors.com	$1,133,333	15,404	46,211	$1,133,333

Whitebox Credit Arbitrage Partners, L.P	c/o Whitebox Advisors LLC 3033 Excelsior Boulevard Suite 300 Minneapolis MN 55416 United States Attention: Dan Philp Mark Strefling, CLO Telephone: (612) 253-6084 E-mail: dphilp@whiteboxadvisors.com	$906,667	12,323	36,969	$906,667

Whitebox Special Opportunities Fund LP, Series B	c/o Whitebox Advisors LLC 3033 Excelsior Boulevard Suite 300 Minneapolis MN 55416 United States Attention: Dan Philp Mark Strefling, CLO Telephone: (612) 253-6084 E-mail: dphilp@whiteboxadvisors.com	$453,333	6,161	18,484	$453,333

Totals:		$25,000,000	339,783	1,019,353	$25,000,000

EXHIBIT B

FORM OF 8.25% SENIOR UNSECURED PROMISSORY NOTE

B-1

EXHIBIT C

FORM OF WARRANT

C-1

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

D-1

EXHIBIT E

OPINION OF COUNSEL TO COMPANY

E-1